Exhibit 99.1

AMENDMENT #1 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT #1 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is effective as of the 30th day of July, 2010, by and between Masaaki Nishibori (“Employee”) and CAI International, Inc., a Delaware corporation (the “Company”).

RECITALS

A. Employee and the Company have entered into an Amended and Restated Employment Agreement, dated as of April 9, 2009 (the “Agreement”).

B. The Company and Employee have agreed to amend certain provisions of the Agreement.

C. Capitalized terms used in this Amendment that are not otherwise defined shall have the meanings given to such terms in the Agreement.

AMENDMENT

In consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment.

Section 2 of the Agreement is hereby amended and restated in its entirety as follows:

“2 Base Salary.

Employee’s Base Salary shall be an annual salary of $556,500, payable in twenty-four (24) equal bi-monthly installments, and on July 1 of each subsequent year that this Agreement is in place, beginning July 1, 2011, the employee’s base salary will be increased by four percent (4%) of the Employee’s then-current Base Salary or by such larger amount as is determined by the Company’s Board of Directors.

Section 7(a) of the Agreement is hereby amended and restated in its entirety as follows:

“7 Term of Employment.

(a) Basic Rule. Unless Employee’s employment terminates at an earlier date pursuant to the provisions of this Agreement, the Company agrees to continue Employee’s employment, and Employee agrees to remain in the employ of the Company, beginning on the Effective Date until the later of: (i) November 1, 2010; or (ii) ninety (90) days following written notice from either Employee or the Company. In the event of termination pursuant to this Section 7(a), Employee shall also be entitled to:(y) insurance benefits, as more particularly described in Section 8(b)(ii) of the Agreement (it being understood that if Employee exercises his option to terminate the Agreement, such benefits shall be provided only to the extent COBRA benefits are available under applicable law); and (z) a Partial Year Bonus, as described in Section 6(b)(iii) of the Agreement.

2. Miscellaneous Provisions

(a) Survival. Except for the amendments specifically set forth in this Amendment, the terms of the Agreement remain in full force and effect

(b) Choice of Law. The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of California.

(c) Captions. Captions contained herein are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of any provision hereof.

(d) Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the day and year first above written.

CAI INTERNATIONAL, INC.

By:	/s/ Hiromitsu Ogawa
Name:	Hiromitsu Ogawa
Title:	Chairman

EMPLOYEE

/s/ Masaaki Nishibori
Masaaki Nishibori